Exhibit 10.2

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT is dated as of October 1, 2019, by and among The Ensign Group, Inc. (“Ensign”), a Delaware corporation, by and on behalf of itself and each Affiliate of Ensign (as determined after the Distribution), and The Pennant Group, Inc., a Delaware corporation, and currently a direct, subsidiary of Ensign (“SpinCo”), by and on behalf of itself and each Affiliate of SpinCo (as determined after the Distribution). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Master Separation Agreement, dated as of October 1, 2019 (the “Separation Agreement”).

RECITALS

WHEREAS, Ensign is the common parent of an affiliated group whose includible corporations join in the filing of a consolidated U.S. federal income Tax Return (the “Ensign Consolidated Group”);

WHEREAS, as of the date of this Agreement, SpinCo is a subsidiary of Ensign and a member of the Ensign Consolidated Group;

WHEREAS, the board of directors of Ensign has determined that it is advisable and in the best interests of Ensign and its stockholders to reorganize the assets and liabilities of Ensign into two separate, publicly traded companies: (i) Ensign which, following consummation of the transactions contemplated herein and in the Separation Agreement, will own and conduct, directly or indirectly, post-acute services businesses, including skilled nursing, senior living, and other ancillary operations (the “Distributing Business”); and (ii) SpinCo which, following consummation of the transactions contemplated herein and in the Separation Agreement, will own and conduct, directly or indirectly, the home health and hospice agencies business, the senior living business and any other business directly conducted by any member of the Pennant Group (as defined in the Separation Agreement) as of or prior to the date of the Separation Agreement (the “Controlled Business”);

WHEREAS, on the Distribution Date and immediately prior to the Distribution, SpinCo will distribute the Pennant Cash Payment to Ensign pursuant to Section 2.1(a)(iii) of the Separation Agreement;

WHEREAS, on the Distribution Date, Ensign will distribute all of its outstanding shares of SpinCo to the holders of Ensign common stock pursuant to the Distribution;

WHEREAS, it is the intention of the Parties that the Contribution and the Distribution together qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code, and that the Pennant Cash Payment satisfies the requirements of Section 361(b) of the Code such that no gain is recognized upon receipt of the Pennant Cash Payment by Ensign in connection with any Contribution;

WHEREAS, in contemplation of the Reorganization and the Distribution, Ensign and SpinCo desire to set forth their agreement as to the rights and obligations of Ensign, SpinCo, and their respective Affiliates with respect to the responsibility, handling and allocation of federal, state and local Taxes, and various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants, and provisions of this Agreement, Ensign, SpinCo, and their respective Affiliates (as determined after the Distribution) mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

“Active Business” means each of the Distributing Business and the Controlled Business, in each case taken as a whole.

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” has the meaning set forth in the Separation Agreement.

“After Tax Amount” means any additional amount necessary to reflect (through a gross-up mechanism) the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Agreement” means this Tax Matters Agreement, including any schedules, exhibits, and appendices attached hereto.

“ASC 740-10” means Financial Accounting Standard Board Accounting Standard Codification Subtopic 740-10, Income Taxes, including any amended or successor version.

“Benefited Party” has the meaning prescribed in Section 2.05(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” means the contribution by Ensign of the assets described in Article II of the Separation Agreement to SpinCo in exchange for (i) the assumption or incurrence, as applicable, by SpinCo and certain of its Subsidiaries of the Pennant Liabilities, and (ii) the issuance by SpinCo to Ensign of shares of SpinCo Common Stock, all as more fully described in the Separation Agreement and the Ancillary Agreements.

“Controlled Business” has the meaning set forth in the recitals.

“Deferred Tax Assets” means, as of a given date, the amount of deferred Tax benefits that would be recognized as assets on a business enterprise’s balance sheet computed in accordance with GAAP.

“Deferred Tax Liabilities” means, as of a given date, the amount of deferred Tax liabilities that would be recognized as liabilities on a business enterprise’s balance sheet computed in accordance with GAAP.

“Deferred Taxes” means, as of a given date, the amount of Deferred Tax Assets, less the amount of Deferred Tax Liabilities.

“Distributing Business” has the meaning set forth in the recitals.

“Distribution” has the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” means that certain Employee Matters Agreement between the Parties, entered into as of the date hereof.

“Ensign Consolidated Group” has the meaning set forth in the recitals.

“Ensign Employee SpinCo Award” has the meaning set forth in Section 2.04(a).

“Ensign Group” means all entities that are Affiliates of Ensign immediately after the Distribution, and entities that become Affiliates thereafter.

“Ensign Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of Ensign and its Affiliates in connection with the issuance of the Tax Opinion.

“Equity Award” means employee restricted stock, employee stock options, or deferred compensation granted, awarded or otherwise paid to a service provider by Ensign or a member of the SpinCo Group, as the case may be.

“Final Determination” shall mean the final resolution of liability for any Tax for a taxable period, including any related interest, penalties or other additions to tax, (i) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) by a final settlement with the IRS, closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code, or comparable agreement under the Law of other jurisdictions; (iii) by any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (iv) by any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“GAAP” means United States generally accepted accounting principles as in effect on the Distribution Date.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to: (i) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes) or (ii) multiple bases (including corporate or franchise, doing business and occupation taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i).

“Indemnified Party” has the meaning prescribed in Section 6.02.

“Indemnifying Party” has the meaning prescribed in Section 6.02.

“IRS” means the United States Internal Revenue Service.

“Liability Issue” has the meaning prescribed in Section 5.03(b).

“Non-Income Taxes” means any Taxes other than Income Taxes.

“Notified Action” has the meaning prescribed in Section 4.03(a).

“Party” means each of Ensign and SpinCo.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Distribution Period” means any tax year or other taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the tax year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any tax year or other taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the tax year or other taxable period through the end of the day on the Distribution Date.

“Pre-Distribution Period Adjustment” means any Adjustment after the Distribution Date with respect to a Pre-Distribution Period (a “Pre-Distribution Period Adjustment”).

“Proposed Acquisition Transaction” means a transaction or series of transactions (i) as a result of which any of the Parties would merge or consolidate with any other Person, or (ii) as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from any of the Parties or any of their Affiliates and/or one or more holders of their stock, respectively, any amount of stock of any of the Parties that would, when combined with any other changes in ownership of the stock of such Party, result in a shift of more than 35% of (a) the value of all outstanding shares of stock of such Party as of the Distribution Date, or (b) the total combined voting power of all outstanding shares of voting stock of such Party as of the Distribution Date. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by a Party of, or the issuance of stock pursuant to, a stockholder rights plan or (ii) transactions that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services, which shall include, for the avoidance of doubt, Equity Awards granted to employees of members of the Ensign Group and the SpinCo Group) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether and to what extent a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption or repurchase of shares of stock shall be treated as an indirect acquisition of shares of stock by the benefitted or non-exchanging stockholders. Notwithstanding the previous sentence, the effect of any such recapitalization, other action, or redemption or repurchase (directly or indirectly) of shares shall take into account any applicable IRS private letter ruling received by one or more of the Parties with respect thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

“Refunds” has the meaning prescribed in Section 2.05(a).

“Representation Letters” means the Ensign Representation Letter (or Letters) and the SpinCo Representation Letter (or Letters).

“Restricted Period” means the period beginning at the Effective Time and ending on the two-year anniversary of the day after the Distribution Date.

“Separation Agreement” has the meaning set forth in the recitals.

“Separation Taxes” means any federal, state, and local Income Tax imposed on or assessed against Ensign or the Ensign Consolidated Group in connection with the Contribution and Distribution that would not have occurred had the Contribution and Distribution not occurred.

“SpinCo Consolidated Group” an affiliated group whose common parent is SpinCo, the includible corporations of which join with SpinCo in the filing of a consolidated U.S. federal income Tax Return.

“SpinCo Group” means SpinCo and Affiliates of SpinCo immediately after the Distribution, and entities that become Affiliates thereafter.

“SpinCo Representation Letter” means an officer’s certificate in which certain representations, warranties, and covenants are made on behalf of SpinCo and its Affiliates in connection with the issuance of the Tax Opinion.

“SpinCo Separate Tax Return” means any Tax Return that is (i) required under applicable Law to be filed by any member of the SpinCo Group, and that does not include any member of the Ensign Group, for a Pre-Distribution Period or a Straddle Period or (ii) identified on Schedule A, in each case, whether or not such Tax Return is timely filed.

“Straddle Period” means any taxable period beginning on or before the Distribution Date and ending after the Distribution Date.

“Tax” and “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses, deductions, credits or other comparable items, and assets basis, that could affect a Tax liability for a past or future taxable period.

“Taxing Authority” means any national, municipal, governmental, state, federal or other body, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Controversy” has the meaning prescribed in Section 5.01(a).

“Tax Detriment” means, without double counting, the sum of (i) the amount of the increase in the Tax liability of an entity (or of the consolidated or combined group of which it is a member), whether temporary or permanent, for any taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Tax liability of the entity (or the consolidated or combined group of which it is a member), and (ii) the amount by which the entity’s (or consolidated or combined group of which it is a member) Deferred Taxes are increased as a result of such adjustment, addition, or deletion.

“Tax-Free Status of the Transactions” means the tax-free treatment accorded to certain of the Transactions as set forth in the Tax Opinion.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Income Taxes paid or payable in any taxable period.

“Tax Opinion” means the opinion rendered by Kirkland & Ellis LLP, with respect to certain Tax aspects of the Contribution and Distribution.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for Refund or amended returns, any related or supporting information or schedule attached thereto that may be filed for any taxable period with any Taxing Authority in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to Ensign, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

ARTICLE II

RESPONSIBILITY FOR TAXES

2.01 Responsibility and Indemnification for Taxes.

(a) From and after the Distribution Date, without duplication, each of Ensign and SpinCo shall be responsible for, and shall pay its respective share of the liability for Taxes of Ensign, SpinCo, and their respective Affiliates, as provided in this Agreement. Ensign and its Affiliates shall indemnify and hold harmless SpinCo and its Affiliates from and against any Taxes for which Ensign is responsible pursuant to this Agreement, and SpinCo and its Affiliates shall indemnify and hold harmless Ensign and its Affiliates from and against any Taxes for which SpinCo is responsible pursuant to this Agreement.

(b) For the avoidance of doubt, all references to Taxes or Tax liabilities in this Agreement refer to the actual amounts of Taxes paid or due and do not apply to (i) the utilization, elimination, or adjustment of any Tax Attribute, or (ii) items or adjustments to items shown solely on a Party’s balance sheet or other financial statement. There shall be no adjustments, payments, or obligations among the Parties made pursuant to this agreement for any gains or losses with respect to amounts shown on a Party’s balance sheet or other financial statements and not specifically allocated herein, including but not limited to ASC 740-10 reserves, Deferred Tax Assets, Deferred Tax Liabilities, and other Tax accounting entries.

(c) Payments to Taxing Authorities and between the Parties, as the case may be, shall be made in accordance with the provisions of this Agreement.

2.02 Responsibility for Taxes.

(a) Generally

(i) Ensign.

Except as set forth in Sections 2.02(a)(ii) and 2.02(b), Ensign shall be responsible for:

(A) all Tax liability imposed on members of the Ensign Group or the SpinCo Group for all Pre-Distribution Periods;

(B) all Tax liability imposed on members of the Ensign Group for all Post-Distribution Periods; and

(C) 85% of any Pre-Distribution Period Adjustment.

(ii) SpinCo.

Except as set forth in Section 2.02(b), SpinCo shall be responsible for:

(A) all Tax liability imposed with respect to any SpinCo Separate Tax Return;

(B) all Tax liability imposed on members of the SpinCo Group for all Post-Distribution Periods; and

(C) 15% of any Pre-Distribution Period Adjustment.

(iii) Straddle Period Taxes.

Subject to Section 2.03, the responsibility for any Tax incurred in a Straddle Period shall be allocated between the Pre-Distribution Period and the Post-Distribution Period as if the relevant Person or Persons closed its financial accounting records as of the Distribution Date and determined the Tax attributable to the Pre-Distribution Period by applying the method of tax accounting that has historically been used for the business of such Person or Persons.

(b) Separation Taxes

(i) Ensign.

Ensign shall be responsible for:

(A) 50% of all Separation Taxes not due to any act, failure to act, or omission identified in this subsection (b) on the part of any member of the SpinCo Group or the Ensign Group, or any Separation Tax liability arising out of or in connection with the accuracy of any description of events, facts, or circumstances on or prior to the Distribution Date as contained in or made in connection with the Tax Opinion or other Ancillary Agreements, including any misrepresentation or omission by Ensign or SpinCo contained in any such document with respect to any period prior to the Distribution, but excluding in each case for this purpose any statement concerning a Party’s plan or intention with respect to actions or operations after the Distribution Date,

(B) 100% of all Separation Taxes arising out of, based upon, or relating or attributable to any breach by Ensign of any representation, warranty, covenant, or obligation contained in this Agreement, any other Ancillary Agreement, the Tax Opinion, any Ensign Representation Letter, or otherwise made by Ensign in connection with the Distribution, but excluding for this purpose the breach of any representations (including those described in Section 4.01(b)(i)) not concerning a Party’s plan or intention with respect to actions or operations after the Distribution Date, and

(C) 100% of all Separation Taxes arising from any event following the Distribution involving the stock or assets of Ensign or any of its Affiliates which causes the Distribution to be a Taxable event to Ensign as a result of the application of Section 355(e) of the Code or a similar provision of state or local Tax Law.

(ii) SpinCo.

SpinCo shall be responsible for:

(A) 50% of any Separation Taxes that are not due to any act, failure to act, or omission identified in this subsection (b) on the part of any member of the SpinCo Group or the Ensign Group, or any Separation Tax liability arising out of or in connection with the accuracy of any description of events, facts, or circumstances on or prior to the Distribution Date as contained in or made in connection with the Tax Opinion or other Ancillary Agreements, including any misrepresentation or omission by Ensign or SpinCo contained in any such document with respect to any period prior to the Distribution, but excluding in each case for this purpose any statement concerning a Party’s plan or intention with respect to actions or operations after the Distribution Date,

(B) 100% of all Separation Taxes arising out of, based upon, or relating or attributable to any breach by SpinCo of any representation, warranty, covenant, or obligation contained in this Agreement, any other Ancillary Agreement, the Tax Opinions, any SpinCo Representation Letter, or otherwise made by SpinCo in connection with the Distribution, but excluding for this purpose the breach of any representations (including those described in Section 4.01(a)(i)) not concerning a Party’s plan or intention with respect to actions or operations after the Distribution Date, and

(C) 100% of all Separation Taxes arising from any event post-Distribution involving the stock or assets of SpinCo or any of its Affiliates which causes the Distribution to be a Taxable event to Ensign as a result of the application of Section 355(e) of the Code or a similar provision of state or local Tax Law.

(c) Transfer Taxes. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement, the Separation Agreement or the Ancillary Agreements (“Transfer Taxes”) shall be paid by SpinCo, and the Party required under applicable Law to file Tax Returns with respect to Transfer Taxes will file all necessary Tax Returns, and, if required by applicable Law, the non-preparing Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation; provided, however, that if the non-preparing Party fails to join in the execution of any such Tax Returns and other documentation then the Party obligated to file such Tax Returns shall be authorized to execute such Tax Returns and other documentation on behalf of the non-preparing Party.

2.03 Allocation of Certain Income Taxes and Income Tax Items.

(a) If Ensign, SpinCo, or any of their respective Affiliates is permitted but not required under applicable federal, state, or local Tax Laws to treat the Distribution Date as the last day of a taxable period, then, in accordance with Section 2.02(a)(iii), the parties shall treat such day as the last day of a taxable period under such applicable Tax Law, and shall file any elections necessary or appropriate to such treatment; provided that this Section 2.03(a) shall not be construed to require Ensign or SpinCo to change its taxable year.

(b) If applicable Law does not require or permit Ensign, SpinCo, or any of their respective Affiliates, as the case may be, to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of the SpinCo Group as of the close of the Distribution Date; provided that (i) exemptions, allowances, or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion, and (ii) property Taxes or other Non-Income Taxes that are calculated on an annual or periodic basis and not assessed with respect to a transaction or series of transactions shall be allocated to the portion of the Straddle Period ending on the Distribution Date and the portion of the Straddle Period beginning after the Distribution Date in proportion to the number of days in each such portion; provided, however, notwithstanding anything herein to the contrary, each Party and its Affiliates will remain solely responsible for any and all Taxes for which they are responsible under any lease of property from the other Party or any of its Affiliates.

(c) Tax Attributes arising in a Pre-Distribution Period shall be allocated to the Ensign Group and SpinCo Group in accordance with the Code and Treasury Regulations (and any applicable state, local, and non-U.S. Laws). Ensign and SpinCo shall jointly determine the allocation of such Tax Attributes arising in Pre-Distribution Periods as soon as reasonably practicable following the Distribution Date, and hereby agree to compute all Taxes for Post-Distribution Periods consistently with that determination unless otherwise required by a Final Determination.

(d) The Parties agree that, in connection with the Distribution, Ensign’s current and accumulated earnings and profits will be allocated between Ensign and SpinCo based on their relative fair market values at the time of the Distribution in accordance with Treasury Regulation § 1.312-10.

2.04 Treatment of Equity Awards.

(a) To the extent permitted by law (and subject to Section 2.04(g)), Ensign (or the appropriate Ensign Affiliate) shall be entitled to and shall claim all federal income Tax deductions or other Tax benefits resulting from the grant of any Equity Awards prior to the Distribution to an employee of Ensign (or the appropriate Ensign Affiliate), including with respect to any SpinCo Restricted Stock (as defined in the Employee Matters Agreement) issued to employees of Ensign pursuant to the SpinCo Equity and Incentive Plan (as defined in the Employee Matters Agreement) (such Equity Awards, the “Ensign Employee SpinCo Awards”).

(b) To the extent permitted by law (and subject to Section 2.04(g)), SpinCo (or the appropriate SpinCo Affiliate) shall be entitled to and shall claim all federal income Tax deductions or other Tax benefits resulting from the grant of any Equity Awards prior to the Distribution to an employee of SpinCo (or the appropriate SpinCo Affiliate).

(c) To the extent permitted by law, with respect to Equity Awards granted after the Distribution Date, the Party that grants the award shall be entitled to claim any Tax deduction or other benefit resulting from the grant and/or vesting of the award (including any dividends accrued or paid with respect to such award).

(d) If, pursuant to a Final Determination, all or any part of a Tax deduction claimed by Ensign pursuant to Section 2.04(a) is disallowed, then, to the extent permitted by law, SpinCo (or the appropriate SpinCo Affiliate) shall claim such Tax deduction. If SpinCo (or its Affiliate) realizes a Tax benefit from the claiming of such Tax deduction, SpinCo shall pay the amount of such Tax benefit to Ensign net of any Tax Detriment suffered by SpinCo or its Affiliate in connection therewith. If, pursuant to a Final Determination, all or any part of a Tax deduction claimed by SpinCo pursuant to Section 2.04(b) is disallowed, then, to the extent permitted by law, Ensign (or the appropriate Ensign Affiliate) shall claim such Tax deduction. Except in the case of an Ensign Employee SpinCo Award, if Ensign (or its Affiliate) realizes a Tax benefit from the claiming of such Tax deduction, Ensign shall pay the amount of such Tax benefit to SpinCo net of any Tax Detriment suffered by Ensign or its Affiliate in connection therewith.

(e) Upon the vesting and settlement of an Ensign Equity Award settled in Ensign common stock or paid by Ensign (including any dividends accrued or paid with respect thereto) the holder of which is an employee of SpinCo or a member of the SpinCo Group, Ensign shall timely transfer such Ensign common stock or such amounts to the employing entity of such holder; and the employing entity shall be solely responsible for ensuring (i) the settlement of such Ensign Equity Awards (including the payment of any dividends accrued or paid or other amounts with respect thereto, as applicable), and (ii) the withholding of all applicable Taxes and the prompt remittance of such withheld amounts, along with the employer’s portion of any applicable payroll Taxes due with respect to the exercise or vesting and settlement of such Equity Award (including any dividends accrued or paid with respect thereto), to the appropriate Taxing Authority.

(f) Upon the vesting and settlement of a SpinCo Equity Award settled in SpinCo common stock or paid by SpinCo (including any dividends accrued or paid with respect thereto) the holder of which is an employee of Ensign or a member of the Ensign Group (including, for the avoidance of doubt, any Ensign Employee SpinCo Awards), SpinCo shall timely transfer such Spinco common stock or such amounts to the employing entity of such holder; and the employing entity shall be solely responsible for ensuring (i) the settlement of such Spinco Equity Awards (including the payment of any dividends accrued or paid or other amounts with respect thereto, as applicable), and (ii) the withholding of all applicable Taxes and prompt remittance of such withheld amounts, along with the employer’s portion of any applicable payroll Taxes due with respect to the exercise or vesting and settlement of such Equity Award (including any dividends accrued or paid with respect thereto), to the appropriate Taxing Authority.

(g) The Parties hereto acknowledge and agree that, except to the extent otherwise required by applicable Law and subject to Section 83 of the Code, (A) SpinCo shall be treated for U.S. federal (and applicable state and local) income Tax purposes as issuing the Ensign Employee SpinCo Awards to Ensign (or its applicable Affiliate) in respect of services provided by Ensign (or such Affiliate), and (B) Ensign (or such Affiliate) shall in turn be treated for U.S. federal (and applicable state and local) income Tax purposes as delivering such Ensign Employee SpinCo Awards to such employee as compensation in respect of services provided to Ensign. Notwithstanding the foregoing or anything herein to the contrary, to the extent SpinCo (or its Affiliate) realizes a Tax benefit from the claiming of a Tax deduction with respect to an Ensign Employee SpinCo Award, SpinCo shall pay the amount of such Tax benefit to Ensign net of any Tax Detriment suffered by SpinCo or its Affiliate in connection therewith.

2.05 Tax Refunds.

(a) Except as otherwise provided herein, the benefit of any Tax credits, Tax Attributes, and any refund or credit of any overpayment of Taxes or estimated Tax liabilities (“Refunds”), including any corresponding benefit arising out of or related to any Tax liability that is the subject of this Agreement, will remain with the party entitled to the benefit under applicable Tax Law, as modified by any applicable audit agreements or past practice of Ensign and its Affiliates. No payments shall be made between the Parties to account for such adjustment.

(b) Except as provided in Section 2.06, Ensign shall be entitled to all Refunds for Taxes for which Ensign is responsible pursuant to Article II, and SpinCo shall be entitled to all Refunds for Taxes for which SpinCo is responsible pursuant to Article II (including, for the avoidance of doubt, Ensign and SpinCo’s respective share of any Refund with respect to a Pre-Distribution Period Adjustment). A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten twenty (20) days after the receipt of the Refund.

(c) In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to Article II which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be responsible pursuant to Article II (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within twenty (20) days of the Final Determination of such Adjustment an amount equal to the lesser of (i) the amount of such hypothetical Refund or (ii) the amount of such reduction in the Taxes of the Benefited Party, in each case, plus interest at the rate set forth in Section 6621(a)(1) of the Code on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(d) Notwithstanding Section 2.05(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 2.05, such Party shall pay such amount to the other Party no later than the due date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(e) To the extent that the amount of any Refund under this Section 2.05 or Section 2.06(b), as applicable, is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.05 or Section 2.06(b), as applicable, and an appropriate adjusting payment shall be made.

2.06 Carrybacks.

(a) The carryback of any loss, credit, or other Tax Attribute from any Post-Distribution Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local, or non-U.S. Law).

(b) (i) Subject to Section 2.06(c) and (d), in the event that any member of the SpinCo Group realizes any loss, credit, or other Tax Attribute in a Post-Distribution Period of such member, such member may elect to carry back such loss, credit, or other Tax Attribute to a Pre-Distribution Period or Straddle Period of Ensign. Ensign shall cooperate with SpinCo and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from such carryback (including by filing an amended Tax Return) at SpinCo’s cost and expense; provided, that Ensign shall not be required to seek such Refund, and SpinCo and such member shall not be permitted to seek such Refund, in each case to the extent that such Refund would reasonably be expected to materially adversely impact Ensign (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), in each case without the prior written consent of Ensign, which consent shall not be unreasonably withheld or delayed. SpinCo (or such member) shall be entitled to any Refund realized by any member of the Ensign Group or the SpinCo Group resulting from such carryback.

(ii) Subject to Section 2.06(c) and (d), in the event that any member of the Ensign Group realizes any loss, credit or other Tax Attribute in a Post-Distribution Period of such member, such member may elect to carry back such loss, credit or other Tax Attribute to a Pre-Distribution Period or Straddle Period of such member. SpinCo shall cooperate with Ensign and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from such carryback (including by filing an amended Tax Return) at Ensign’s cost and expense; provided, that SpinCo shall not be required to seek such Refund and Ensign and such member shall not be permitted to seek such Refund, in each case to the extent that such Refund would reasonably be expected to materially adversely impact SpinCo (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), in each case without the prior written consent of SpinCo, which consent shall not be unreasonably withheld or delayed. Ensign (or such member) shall be entitled to any Refund realized by any member of the SpinCo Group or the Ensign Group resulting from such carryback.

(c) Except as otherwise provided by applicable Law, if any loss, credit or other Tax Attribute of the Ensign Business and the SpinCo Business both would be eligible to be carried back or carried forward to the same Pre-Distribution Period (had such carryback been the only carryback to such taxable period), any Refund resulting therefrom shall be allocated between Ensign and SpinCo proportionately based on the relative amounts of the Refunds to which the Ensign Business and the SpinCo Business, respectively, would have been entitled had such carryback been the only carryback to such taxable period.

(d) To the extent the amount of any Refund under this Section 2.06 is later reduced by a Taxing Authority or a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.06.

2.07 Protective Section 336(e) Elections.

(a) Ensign and SpinCo shall make a protective election with respect to SpinCo under Section 336(e) of the Code (and any similar election under state or local Law) with respect to the Distribution in accordance with Treasury Regulations Section 1.336-2(h) and (j) (and any applicable provisions under state and local Law) and shall fully cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective). This Section 2.07(a) is intended to constitute a binding, written agreement to make an election under Section 336(e) of the Code with respect to the Distribution.

(b) Notwithstanding anything to the contrary herein, in the event that the election contemplated in Section 2.07(a) is made and becomes effective, then the Parties shall share in any Tax benefit derived as a result of such election in accordance with the Parties’ relative responsibility for such Taxes under this Article II, and payments shall be made between the Parties, if necessary.

(c) Ensign and SpinCo shall cooperate in good faith in order to determine whether to make a protective election under Section 336(e) of the Code (and any similar election under state or local Law) with respect to any subsidiary of SpinCo in accordance with Treasury Regulations Section 1.336-2(h) and (j) (and any applicable provisions under state and local Law).

ARTICLE III

TAX RETURNS AND INFORMATION EXCHANGE

3.01 Tax Return Preparation Responsibility; Payment of Taxes Shown Thereon.

(a) Except as provided in Section 3.01(c), Ensign shall prepare and timely file all Tax Returns for Pre-Distribution Periods for Ensign and its Affiliates, including SpinCo and its Affiliates, and all Tax Returns for Straddle Periods for all members of the Ensign Group. In connection with each federal, state, and local Tax Return that is required under this Agreement to be filed by Ensign for Pre-Distribution Periods or Straddle Periods, SpinCo shall timely furnish to Ensign such Tax information and documents as Ensign may reasonably request.

(b) To the extent that there are separate state or local Tax Returns attributable to a member of the Ensign Group required to be filed by members of the SpinCo Group with respect to Pre-Distribution Periods, SpinCo and Ensign shall cooperate in good faith to ensure that such returns are correctly filed by the party required to file such Tax Returns under applicable Law.

(c) SpinCo and its Affiliates shall prepare and timely file all Tax Returns for Straddle Periods for all members of the SpinCo Group, including any such Tax Return with respect to a Post-Distribution Period. If Ensign or any of its Affiliates is responsible under Section 2.02(a) for a portion of any Tax reported on a Straddle Period Tax Return for any member of the SpinCo Group, SpinCo shall provide Ensign with a copy of such Tax Return at least thirty (30) days prior to its due date. Ensign shall notify SpinCo of any disagreement within 20 days of Ensign’s receipt of such Tax Return. Any dispute shall be resolved pursuant to the procedures provided by this Agreement.

(d) Except at the written direction of Ensign or to the extent permitted pursuant to Section 2.06, after the date of the Distribution, SpinCo shall not file (or allow any SpinCo Affiliate to file) any amended Tax Return or refund claim for any Pre-Distribution Periods.

(e) Ensign (and its Affiliates) shall be responsible for remitting payment of any Taxes shown on a Tax Return which Ensign (or any of its Affiliates) is responsible for filing. SpinCo (and its Affiliates) shall be responsible for remitting payment of any Taxes shown on a Tax Return which SpinCo (or any of its Affiliates) is responsible for filing.

(f) If Ensign (or any of its Affiliates) remits a Tax payment, but SpinCo (or any of its Affiliates) is responsible pursuant to Article II for all or a portion of the Tax shown on the applicable Tax Return, then SpinCo shall timely pay to Ensign that portion of the Tax for which SpinCo (or any of its Affiliates) is responsible. If SpinCo (or any of its Affiliates) remits a Tax payment, but Ensign (or any of its Affiliates) is responsible pursuant to Article II for all or a portion of the Tax shown on the applicable Tax Return, then Ensign shall timely pay to SpinCo that portion of the Tax for which Ensign (or any of its Affiliates) is responsible. Such payments shall be requested and made in accordance with the notice and payment provisions contained in Article VI. Nothing in this Section 3.01 shall affect the allocation of responsibility for Taxes as set forth in Article II.

3.02 Certain Items Related to Tax Return Preparation.

(a) All Tax Returns relating to a Pre-Distribution Tax Period shall be prepared and filed by the specified party in a manner consistent with past Tax reporting practices of the Ensign Group or the SpinCo Group, as applicable.

(b) Unless otherwise required by a Taxing Authority, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement, the Separation Agreement, the Ancillary Agreements, applicable Law, the Tax Opinion, and any Representation Letter. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such Tax Returns under this Agreement; provided, that if a Tax Return is to be signed by an officer of an entity different from the party responsible for filing such Tax Return, the appropriate Party shall have (or cause its Affiliate to have) the appropriate officer sign such Tax Return promptly after presentation thereof for signature.

(c) Except as otherwise specifically provided for in this Agreement, each Party shall have the exclusive right, in its reasonable discretion, with respect to any Tax Return for which it is responsible for the filing thereof pursuant to this Agreement, to determine (i) the manner in which such Tax Return shall be prepared and filed, including the accounting methods, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported; (ii) whether any extensions may be requested; (iii) the election(s) that will be made by Ensign, SpinCo, or any of their Affiliates on such Tax Return; (iv) whether any amended Tax Return shall be filed; (v) whether any claim for Refund shall be made; (vi) whether any Refund shall be paid by way of refund or credited against any liability for the related Tax; and (vii) whether to retain outside firms to prepare or review such Tax Returns; provided, that Ensign shall prepare all Tax Returns for which it has filing responsibility, to the extent such Tax Returns reflect activities of the SpinCo Group, in a manner consistent with past Tax reporting practices with respect to such activities of the SpinCo Group, except as required by Law or regulation.

(d) As soon as reasonably practicable following the Distribution Date, and in any event within 90 calendar days after filing the federal income Tax Return for the Ensign Consolidated Group for the tax year that includes the Distribution Date, Ensign shall notify SpinCo of the Tax Attributes associated with SpinCo and each of its Affiliates, and the Tax bases of the assets and liabilities transferred to SpinCo in connection with the Distribution. Ensign shall advise SpinCo with respect to any Final Determination of Tax Adjustments relating to the Ensign Consolidated Group if such Final Determination of Tax Adjustments may affect any Tax Attribute of any member of the SpinCo Group after the Distribution Date within 90 calendar days after such change is made or there is a Final Determination of such change.

(e) Nothing in this Agreement shall be construed as a guarantee or representation of the existence or amount of any loss, credit, carryforward, basis, or other Tax Item or Tax Attribute, whether past, present, or future, of Ensign, SpinCo, or their respective Affiliates.

ARTICLE IV

TAX TREATMENT OF THE DISTRIBUTION

4.01 Representations.

(a) SpinCo.

(i) Tax-Free Status. SpinCo hereby represents and warrants that it has no plan or intention of taking any action, or failing or omitting to take any action, or knows of any circumstance, that could reasonably be expected to (i) cause the Contribution and the Distribution to fail to qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code or (ii) cause any representation or factual statement made in this Agreement, the Separation Agreement, the Ancillary Agreements, the Tax Opinion, or any SpinCo Representation Letter, as applicable, to be untrue in a manner that would have an adverse effect on the qualification of the Contribution and the Distribution as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code or the tax treatment described in the Tax Opinion of certain aspects of the Reorganization and the Distribution.

(ii) Plan or Series of Related Transactions.

(A) SpinCo hereby represents and warrants that, to the knowledge of SpinCo and the management of SpinCo, neither the Distribution nor any related transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire directly or indirectly stock representing a fifty-percent or greater interest (within the meaning of Sections 355(d) and (e) of the Code) in SpinCo or any successor to SpinCo.

(B) SpinCo has no plan or intention to participate in, facilitate, undertake, or otherwise permit any acquisition of SpinCo after the Distribution pursuant to which a direct or indirect acquisition of stock of SpinCo would occur, which would result in a direct or indirect acquisition of stock representing a 50 percent or greater interest (within the meaning of Sections 355(d) and 355(e) of the Code) in SpinCo or any successor to SpinCo.

(C) SpinCo and its Affiliates have no plan or intention to redeem, purchase, or otherwise reacquire more than 20% of the capital stock of SpinCo in one or more transactions following the Distribution Date.

(D) SpinCo and its Affiliates have no plan or intention to (i) sell, exchange, distribute, or otherwise dispose of, directly or indirectly, other than in the ordinary course of business, all or a substantial part of the assets of any of the trades or businesses relied upon, including in the Tax Opinion, to satisfy Section 355(b) of the Code; (ii) discontinue or cause to be discontinued the active conduct of any of the trades or businesses relied upon, including in the Tax Opinion, to satisfy Section 355(b) of the Code; or (iii) cause the occurrence of any restructuring pursuant to which SpinCo ceases to be treated as conducting the trade or businesses relied upon, including in the Tax Opinion, to satisfy Section 355(b) of the Code.

(b) Ensign.

(i) Tax-Free Status. Ensign hereby represents and warrants that it has no plan or intention of taking any action, or failing or omitting to take any action, or knows of any circumstance, that could reasonably be expected to (i) cause the Contribution and the Distribution to fail to qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code, or (ii) cause any representation or factual statement made in the Separation Agreement, this Agreement, the other Ancillary Agreements, the Tax Opinion, or any Ensign Representation Letter, as applicable, to be untrue in a manner that would have an adverse effect on the qualification of the Contribution and the Distribution as a reorganization within the meaning of Sections 368(a) (1)(D) and 355 of the Code or the tax treatment described in the Tax Opinion of certain aspects of the Reorganization and the Distribution.

(ii) Plan or Series of Related Transactions.

(A) Ensign hereby represents and warrants that, to the knowledge of Ensign and the management of Ensign, neither the Distribution nor any related transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire directly or indirectly stock representing a fifty-percent or greater interest (within the meaning of Sections 355(d) and (e) of the Code) in Ensign or any successor to Ensign.

(B) Ensign has no plan or intention to participate in, facilitate, undertake or otherwise permit any acquisition of Ensign after the Distribution pursuant to which a direct or indirect acquisition of stock of Ensign would occur, which would result in a direct or indirect acquisition of stock representing a 50 percent or greater interest (within the meaning of Sections 355(d) and 355(e) of the Code) in Ensign or any successor to Ensign.

(C) Ensign and its Affiliates have no plan or intention to redeem, purchase or otherwise acquire more than 20% of Ensign’s capital stock in one or more transactions following the Distribution Date.

(D) Ensign and its Affiliates have no plan or intention to (i) sell, exchange, distribute or otherwise dispose of, directly or indirectly, other than in the ordinary course of business, all or a substantial part of the assets of any of the trades or businesses relied upon, including in the Tax Opinion, to satisfy Section 355(b) of the Code; (ii) discontinue or cause to be discontinued the active conduct of any of the trades or businesses relied upon, including in the Tax Opinion, to satisfy Section 355(b) of the Code, or (iii) cause the occurrence of any restructuring pursuant to which Ensign ceases to be treated as conducting the trade or businesses relied upon, including in the Tax Opinion, to satisfy Section 355(b) of the Code.

4.02 Covenants.

(a) The Parties shall not, and shall cause their Affiliates not to, take any action or fail to take any action, where such action or failure would be inconsistent with or have an adverse effect on the qualification of the Contribution and the Distribution as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code or the tax treatment described in the Tax Opinion of certain aspects of the Distribution.

(b) Unless otherwise required by a Taxing Authority or applicable Law, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with past practice.

(c) Unless otherwise required by a Taxing Authority or applicable Law, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with the characterization of the Reorganization and the Distribution as described in the Tax Opinion and the Ancillary Agreements.

(d) Actions Consistent with Representations and Covenants.

(i) SpinCo shall not, and shall not permit any of its Affiliates to, take any action or fail to take any action, where such action or failure to act would be inconsistent with or cause to be materially untrue any material, information, covenant, or representation in the Separation Agreement, this Agreement, the other Ancillary Agreements, the Tax Opinion, or any SpinCo Representation Letter.

(ii) Ensign shall not, and shall not permit any of its Affiliates to, take any action or fail to take any action, where such action or failure to act would be inconsistent with or cause to be materially untrue any material, information, covenant, or representation in the Separation Agreement, this Agreement, the other Ancillary Agreements, the Tax Opinion, or any Ensign Representation Letter.

(e) Notwithstanding anything herein to the contrary, during the Restricted Period, SpinCo shall not (and shall not allow any of its subsidiaries or Affiliates to):

(i) allow any Proposed Acquisition Transaction to occur;

(ii) merge or consolidate with any other Person or dissolve, liquidate or partially liquidate (other than a wholly owned subsidiary of SpinCo merging or consolidating with SpinCo or another wholly owned subsidiary of SpinCo);

(iii) approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of any Active Business by SpinCo or its Affiliates, as applicable, for purposes of Section 355 of the Code;

(iv) sell or otherwise dispose of more than 35% of its consolidated gross or net assets or allow the sale or other disposition (to an Affiliate or otherwise) of more than 35% of the consolidated gross or net assets of SpinCo (in each case, excluding sales in the ordinary course of business, sales the net cash proceeds (taking into account any Taxes payable) of which are reinvested in other assets (including pursuant to an exchange under Section 1031 of the Code) and sales the net cash proceeds (taking into account any Taxes payable) of which are used to repay indebtedness, and measured based on fair market values as of the date of the Distribution or other transaction);

(v) amend its certificate of incorporation or take any similar action that affects the rights of stockholders under the certificate of incorporation;

(vi) purchase, directly or through any Affiliate, any of its outstanding stock after the Distribution, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48);

(vii) take any action or fail to take any action, or permit any of its Affiliates to take any action or fail to take any action, that is inconsistent with the representations and covenants made in the Representation Letters, or that is inconsistent with the Tax Opinion; nor

(f) enter into an arrangement or agreement to do any of the foregoing.

4.03 Procedures Regarding Opinions.

(a) If SpinCo notifies Ensign that it desires to take one of the actions described in Section 4.02 (a “Notified Action”), Ensign shall cooperate with SpinCo and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action unless Ensign shall have waived the requirement to obtain such opinion. If such a ruling is to be sought, Ensign shall apply for such ruling and Ensign and SpinCo shall jointly control the process of obtaining such ruling. In no event shall Ensign be required to file any ruling request under this Section 4.03(a) unless SpinCo represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to any member of the SpinCo Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct, and complete. SpinCo shall reimburse Ensign for all reasonable costs and expenses incurred by the Ensign Group in obtaining a ruling or an Unqualified Tax Opinion requested by SpinCo within twenty (20) days after receiving an invoice from Ensign therefor.

(b) If Ensign requests a ruling or other guidance pursuant to Section 4.03(a): (A) Ensign shall keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Ensign in connection therewith; (B) Ensign shall (i) reasonably in advance of the submission of any documents relating to the ruling provide SpinCo with a draft thereof, (ii) reasonably consider SpinCo’s comments to such draft, (iii) provide SpinCo with a final copy of any documents relating to the ruling, (iv) provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any meetings with the Taxing Authority (subject to the approval of the Taxing Authority) that relate to such ruling, and (v) provide SpinCo with a copy of such ruling.

4.04 Enforcement. The Parties acknowledge that irreparable harm would occur in the event that any of the provisions of this Article IV were not performed in accordance with their specific terms or were otherwise breached. The Parties agree that, in order to preserve the qualification of the Contribution and the Distribution as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

ARTICLE V

COOPERATION AND EXCHANGE OF INFORMATION

5.01 Cooperation.

(a) Notwithstanding anything to the contrary in the Separation Agreement or the Ancillary Agreements, Ensign and SpinCo shall cooperate (and shall cause each of their respective Affiliates to cooperate) fully at such time and to the extent reasonably requested by the other Party in connection with the preparation and filing of any Tax Return or the conduct of any Tax controversy, including any audit, protest, or claim for refund, competent authority proceeding, or litigation in Tax court or any other court of competent jurisdiction (a “Tax Controversy”) (including providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement or otherwise as reasonably requested by the other Party. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(b) Notwithstanding anything to the contrary in this Agreement, if a Party materially fails to comply with any of its obligations set forth in this Section 5.01, upon reasonable request and notice by the other Party, the non-performing Party shall (i) reimburse the other Party for any internal or incremental costs incurred by such other Party in having its employees or agents view or obtain such material, and (ii) to the extent such failure results in the imposition of additional Taxes, be liable in full for such additional Taxes.

5.02 Retention of Records.

(a) The Parties and their Affiliates shall retain and provide to one another on demand books, records, documentation, information, or other materials (including computer data) relating to any Tax Return, or any supplemental information necessary or reasonably helpful to support any position taken therein until the later of (x) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) or (y) in the event any claim has been made under this Agreement for which such information is relevant, the occurrence of a Final Determination with respect to such claim.

(b) The Parties shall retain and make available to one another and to Tax Authorities, records and documentation that specifically include information regarding the amount, basis, and fair market value of all assets exchanged in the Contribution, and relevant facts regarding any liabilities assumed or extinguished as part of Contribution, pursuant to Treasury Regulation Section 1.355-5(d).

(c) If at any time after the Distribution Date a Party proposes to destroy materials or information required to be retained pursuant to Section 5.02(a), it shall first notify the other Party in writing and such other Party shall be entitled to receive such materials or information proposed to be destroyed if such materials or information relate to the other Party or any of its Affiliates or any assets held by the other Party’s or any of its Affiliates.

5.03 Contest Provisions.

(a) The Party responsible for Taxes under Article II (the “Responsible Party”) shall, with respect to a Tax Return, have the exclusive right at its own cost, to control, contest and represent the interests of Ensign, SpinCo, and their respective Affiliates in any Tax Controversy related to such Tax Return; provided, for the avoidance of doubt that Ensign shall be the Responsible Party with respect to any Tax Return reflecting a Tax described in Section 2.02(a)(i)(A). Such right to control shall include the right, in the Responsible Party’s reasonable discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Controversy; provided, however, that at the request of Ensign or at SpinCo’s option, SpinCo shall reasonably participate as described in Section 5.04 in the contest of a Tax Controversy of the Ensign Consolidated Group for any Pre-Distribution Periods.

(b) Ensign shall use reasonable efforts to keep SpinCo advised as to the status of Tax Controversies involving any issue that relates to a Tax of SpinCo or any SpinCo Affiliate or that could reasonably be expected to give rise to a liability of SpinCo or any of its Affiliates under this Agreement (in each case, a “Liability Issue”). Ensign shall promptly furnish to SpinCo copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial, or other governmental authority concerning any Liability Issue pertaining to SpinCo.

5.04 Reasonable Participation.

(a) In the event that SpinCo elects or is required to participate in the defense of a Tax Controversy pursuant to Section 5.03(a), Ensign shall (i) provide SpinCo with notice reasonably in advance of any proceeding relating to such Tax Controversy, and (ii) consult in good faith with SpinCo on the resolution of the Tax Controversy and on any written submissions in connection with such Tax Controversy, including providing SpinCo with an opportunity to review and provide comments on any written submission.

(b) SpinCo shall have the right, at its expense, to be present at, and participate in, any proceeding relating to such Tax Controversy to the extent allowed by Law.

(c) Ensign shall not settle, either administratively or after the commencement of litigation, such Tax Controversy without the prior written consent of SpinCo, which shall not be unreasonably withheld, conditioned, or delayed. If SpinCo withholds, conditions, or delays consent in a manner deemed “unreasonable” by Ensign, Article VII shall govern the determination of unreasonable.

5.05 Information for Shareholders.

(a) Ensign shall provide each shareholder that receives SpinCo stock pursuant to the Distribution with the information necessary for such shareholder to comply with the requirements of Section 355 of the Code and the Treasury Regulations thereunder with respect to statements that such shareholders must file with their federal income Tax Returns demonstrating the applicability of Section 355 of the Code to the Distribution.

(b) Ensign shall make available on its website the information required by Section 6045B of the Code with respect to the effect of the Distribution on the basis of Ensign and SpinCo stock in the hands of a U.S. taxpayer.

ARTICLE VI

INDEMNITY OBLIGATIONS AND PAYMENTS

6.01 Indemnity Obligations. In addition to the obligations set forth in Article II,

(a) The Ensign Group shall indemnify and hold harmless SpinCo and any member of the SpinCo Group from and against any liability, cost, or expense, including, without limitation, any fine, penalty, interest, charge, or accountant’s fee, arising out of fraudulent or negligent preparation of any Tax Return or claim for Refund filed by Ensign or an Ensign Affiliate for any period during which SpinCo or any member of the SpinCo Group was or has been a member of the Ensign Consolidated Group, or arising out of the untimely provision of information required to be provided under this Agreement.

(b) The SpinCo Group shall indemnify and hold harmless Ensign and any member of the Ensign Group from and against any liability, cost, or expenses, including, without limitation, any fine, penalty, interest, charge, or accountant’s fee, arising out of fraudulent or negligent information, workpapers, documents, and other items prepared by SpinCo or any SpinCo Affiliate used in the preparation of any Tax Return or claim for Refund filed by Ensign or any Ensign Affiliate for any period during which SpinCo or any SpinCo Affiliate was or has been a member of the Ensign Consolidated Group, or arising out of the untimely provision of information required to be provided under this Agreement.

6.02 Notice. A Party making a claim for indemnification under this Agreement (the “Indemnified Party”) shall provide the Party from whom such indemnification is sought (the “Indemnifying Party”) with written notice of such claim describing such claim in reasonable detail and accompanied by reasonable documentation supporting such claim no later than twenty (20) calendar days after the Indemnified Party (i) files a Tax Return reporting Taxes due which are subject to reimbursement, or (ii) receives written notice from any Taxing Authority with respect to a Final Determination of Taxes that may be subject to indemnification under this Agreement; provided, however, that in the event that timely notice is not provided, the Indemnifying Party shall be relieved of its obligation to indemnify the Indemnified Party only to the extent that such delay results in actual increased costs or actual prejudice.

6.03 Payment. In the event that the Indemnifying Party is required to make a payment to the Indemnified Party pursuant to this Agreement, then to the extent not otherwise provided for in this Agreement or in the Separation Agreement, such payment shall be made according to this Section 6.03.

(a) All payments shall be made to the Indemnified Party or to the appropriate Taxing Authority as specified by the Indemnified Party within the time prescribed for such payment in this Agreement, or if no period is prescribed, within twenty (20) calendar days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Unless otherwise required by any Final Determination, the Parties agree that any payment made by one Party to the other Party (other than payments of interest and payment of After Tax Amounts pursuant to Section 6.03(c)) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as payments with respect to stock (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution.

(c) If, pursuant to a Final Determination, it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest) is subject to any Tax, the Party making such payment shall be liable for (i) the After Tax Amount with respect to such payment, and (ii) interest at the rate described in Section 6.03(d) on the amount of such Tax from the date such Tax is due through the date of payment of such After Tax Amount. The Party making a demand for payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a Party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(d) Any payment that is required to be made pursuant to this Agreement (i) by SpinCo (or a SpinCo Affiliate) to Ensign (or an Ensign Affiliate), or (ii) by Ensign (or an Ensign Affiliate) to SpinCo (or a SpinCo Affiliate), that is not made on or prior to the date that such payment is required to be made pursuant to this Agreement shall thereafter bear interest at the rate established for underpayments pursuant to Section 6621(a)(2) of the Code.

ARTICLE VII

DISPUTE RESOLUTION

7.01 All disputes, controversies, or claims arising under or in connection with this Agreement (including any dispute, controversy, or claim relating to the breach, termination, or validity thereof) between or among any of Ensign or its Affiliates and SpinCo or its Affiliates shall be governed by Article X of the Separation Agreement or the procedures set forth in Section 7.02 as determined by the Parties. If the Parties cannot agree as to which procedure will govern such dispute, such dispute shall be resolved pursuant to Article X of the Separation Agreement. Each Party agrees that the procedures set forth in Article X of the Separation Agreement or Section 7.02, as determined in Section 7.01, shall be the sole and exclusive remedy in connection with any dispute, controversy, or claim relating to any of the foregoing matters.

7.02 With respect to any dispute governed by this Section 7.02, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Ensign and SpinCo and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to attempt to resolve all disputes no later than sixty (60) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall, absent fraud or manifest error, be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the past practices of Ensign and its Affiliates, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing to each of the Parties and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.

7.03 In order to facilitate the comprehensive resolution of related disputes, all claims between any of the parties to a Dispute that arises under or in connection with both this Agreement, on the one hand, and the Separation Agreement and/or the other Ancillary Agreements, on the other hand, may be brought in a single arbitration in accordance with this Section 7.03. Upon the written request of any party to an arbitration proceeding constituted under both this Agreement, on the one hand, and the Separation Agreement and/or the other Ancillary Agreements, on the other hand, the arbitral tribunal shall consolidate such arbitration proceeding with any other arbitration proceeding relating to this Agreement, on the one hand and the Separation Agreement and/or the other Ancillary Agreements, on the other hand, if the arbitral tribunal determines that (i) there are issues of fact or Law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party to the Dispute would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitral tribunal constituted hereunder and another arbitral tribunal constituted under this Agreement, on the one hand, and the Separation Agreement and/or the other Ancillary Agreements, on the other hand, the ruling of the arbitral tribunal constituted first in time shall control, and such arbitral tribunal shall serve as the tribunal for any consolidated arbitration. This Section 7.03 shall not apply to any claims brought under Section 7.02.

7.04 In the event of a Dispute, each party to the Dispute shall continue to perform its obligations under the Separation Agreement, this Agreement, and the other Ancillary Agreements in good faith during the resolution of such Dispute as if such Dispute had not arisen, unless and until the Separation Agreement, this Agreement, or the other Ancillary Agreements, as applicable, are terminated in accordance with their respective provisions.

ARTICLE VIII

MISCELLANEOUS

8.01 Incorporation by Reference. The following sections of the Separation Agreement are hereby incorporated in this Agreement by reference to the extent not inconsistent with any of the provisions set forth in this Agreement: Section 12.3 (Amendments and Waivers); Section 12.4 (Entire Agreement); Section 12.5 (Survival of Agreements); Section 12.9 (Counterparts; Electronic Delivery); Section 12.10 (Severability); Section 12.11 (Assignability; Binding Effect); Section 12.12 (Governing Law); Section 12.13 (Construction); Section 12.14 (Performance); and Section 12.15 (Title and Headings).

8.02 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of Ensign, SpinCo, and their respective Affiliates, and nothing herein, express or implied, is intended to or shall confer upon any third parties any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

8.03 Effectiveness. This Agreement shall become effective on the Distribution Date.

8.04 Changes in Law. Any reference to a provision of the Code, Treasury Regulations, or a Law of another jurisdiction shall include a reference to any applicable successor provision or Law. If, due to any change in applicable Law or regulations or their interpretation by any court of Law or other governing body having jurisdiction subsequent to the date specified in the preamble to this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

8.05 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party (as updated from time to time by notice in writing to the other Party):

(a)	If to Ensign, at:

The Ensign Group, Inc.

29222 Rancho Viejo Rd., Suite 127

San Juan Capistrano, CA 92675

Attention: General Counsel

Email: legal@ensignservices.net

(b)	If to SpinCo, at:

The Pennant Group, Inc.

1675 E. Riverside Dr., Ste. 150

Eagle, ID 83616

Attention: General Counsel

Email: legal@pennantservices.com

8.06 Joint and Several Liability. SpinCo and each SpinCo Affiliate shall have joint and several liability for any obligation of SpinCo or a SpinCo Affiliate arising pursuant to this Agreement. Ensign and each Ensign Affiliate shall have joint and several liability for any obligation of Ensign or an Ensign Affiliate arising pursuant to this Agreement.

8.07 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between any member of the SpinCo Group, on the one hand, and any member of the Ensign Group, on the other hand (other than the Separation Agreement, this Agreement, or any other Ancillary Agreement), shall be or shall have been terminated as of the Effective Time and, after the Effective Time, none of such Parties (or their respective Subsidiaries) to any such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement.

8.08 Expenses. Unless otherwise expressly provided in this Agreement, each Party shall bear any and all expenses that arise from their respective obligations under this Agreement.

8.09 Confidentiality. Each Party shall hold and cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, all information written or oral concerning the other Party hereto furnished it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by the Party to which it was furnished, (ii) in the public domain through no fault of such Party, or (iii) later lawfully acquired from other sources by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers, and other consultants and advisors who shall be advised of the provisions of this Section 8.09. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

8.10 Limitation on Damages. Each Party irrevocably waives, and no Party shall be entitled to seek or receive, consequential, special, indirect or incidental damages (including without limitation damages for loss of profits) or punitive damages, regardless of how such damages were caused and regardless of the theory of liability; provided that the foregoing shall not limit each Party’s indemnification obligations set forth in the Separation Agreement and the Ancillary Agreements.

8.11 Consent by Affiliates. Each of Ensign and SpinCo shall cause each of its respective Affiliates (including any entity that becomes an Affiliate after the date hereof) to consent to, and be bound by, the terms, conditions, covenants, and provisions of this Agreement.

8.12 Coordination with Other Agreements. The Parties agree that this Agreement shall take precedence over any and all agreements among the Parties with respect to Tax matters, including indemnification in respect of Tax matters; provided, however, this Agreement shall not take precedence over any Tax matter relating to the payment or reimbursement of Taxes that exists now or in the future under any lease of property between Ensign and SpinCo, or any of their respective Affiliates, as the case may be, and any such Taxes shall be governed exclusively by such leases without regard to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first written above.

THE ENSIGN GROUP, INC.

By:	/s/ Suzanne Snapper
Name:	Suzanne Snapper
Title:	Chief Financial Officer

THE PENNANT GROUP, INC.

By:	/s/ Jennifer L. Freeman
Name:	Jennifer L. Freeman
Title:	Chief Financial Officer